FIRST AMENDMENT TO 364-DAY CREDIT AGREEMENT

     THIS FIRST AMENDMENT TO 364-DAY CREDIT AGREEMENT, dated as of February 29, 2000 (the "Amendment"), is by and among OCEAN ENERGY, INC. (the "Company"), a corporation duly organized and validly existing under the laws of the State of Texas, each of the banks which is or which may from time to time become a signatory hereto (individually, a "Bank" and, collectively, the "Banks"), CREDIT SUISSE FIRST BOSTON, as Administrative Agent, CREDIT SUISSE FIRST BOSTON, as Auction Administrative Agent, BANK OF AMERICA, N.A., as Syndication Agent, and CHASE BANK OF TEXAS, NATIONAL ASSOCIATION, as Documentation Agent,

                               W I T N E S S E T H

     WHEREAS the Company, the Banks and the Agents are parties to a certain 364-Day Credit Agreement, dated as of November 9, 1999 (the "Credit Agreement"); and

     WHEREAS the Company and the Banks desire to amend certain provisions of the Credit Agreement;

     NOW, THEREFORE, the parties hereto hereby agree as follows:

     1. DEFINITIONS. Unless otherwise defined herein or the context otherwise requires, or except as the definition may be amended by this Amendment, terms used in this Amendment, including its preamble and recitals, shall have the meanings provided in the Credit Agreement, as hereby amended.

     2. AMENDMENTS TO CREDIT AGREEMENT.

     (a) The definition of "Senior Leverage Ratio" appearing in Section 1.1 of the Credit Agreement is deleted in its entirety.

     (b) Section 6.2 of the Credit Agreement is amended hereby by replacing the phrase "to make Eurodollar Loans" with "to make Eurodollar Loans with the applicable Interest Period".

     (c) Subsection 6.8(c) of the Credit Agreement is amended hereby by deleting the phrase "if Administrative Agent and each of the other Banks shall consent,".

     (d) Subsection 9.2(a)(ii) of the Credit Agreement is amended hereby in its entirety to the following:

     " (ii) [Intentionally omitted]."

      e) Subsection 9.10(vi) of the Credit Agreement is amended hereby in its entirety to the following:

     " (vi) any material change in the accuracy of the representations and warranties of the Company or any Subsidiary contained in this Agreement or any other Loan Document; or".

     (f) Subsection 9.10(viii) of the Credit Agreement is amended hereby in its entirety to the following:

     " (viii) any tariff and rate cases and other material reports filed by the Company or any of its Subsidiaries with any Governmental Authority and any notice to the Company or any of its Subsidiaries from any Governmental Authority concerning noncompliance with any applicable material Legal Requirement; or ".

     (g) Subsection 10.1(i)(d)(ii) of the Credit Agreement is amended hereby by deleting the phrase "not exceeding, in the aggregate at any time outstanding, $50,000,000".

     (h) Subsection 10.2(g) of the Credit Agreement is amended hereby by replacing "$25,000,000" with "$50,000,000".

     (i) Sections 10.7 and 10.8 of the Credit Agreement are amended hereby in their entirety to the following:

     " 10.7 Total Leverage Ratio. The Company will not permit its Total Leverage Ratio to be at any time more than 3.75 to 1.00.

     10.8 [Intentionally omitted]."

     (j) Exhibit D of the Credit Agreement is hereby replaced in its entirety by Exhibit D to this Amendment.

     3. REPRESENTATIONS AND WARRANTIES.

     In order to induce the Banks and the Agents to enter into this Amendment, the Company hereby reaffirms, as of the date hereof, its representations and warranties contained in Section 8 of the Credit Agreement (except to the extent any such representation and warranty relates solely to an earlier date) and additionally represents and warrants as follows:

     3.1 Organization. The Company, the Guarantor and each Subsidiary of the Company are duly organized, legally existing and in good standing under the laws of the respective jurisdictions in which they are organized, and are duly qualified in all jurisdictions wherein the property owned or the business transacted by them makes such qualification necessary and the failure to so qualify could reasonably be expected to result in a Material Adverse Effect.

     3.2 Corporate Power and Authorization. The Company is duly authorized and empowered to execute, deliver, and perform this Amendment; and all corporate action on the Company's part for the due execution, delivery, and performance of this Amendment has been duly and effectively taken.

     3.3 No Legal Bar or Resultant Lien. The Company's creation, issuance, execution, delivery and performance of this Amendment do not and will not violate any provisions of the Organizational Documents of the Company or any Legal Requirement to which the Company, the Guarantor or any Subsidiary of the Company is subject or by which its property may be presently bound or encumbered, or result in the creation or imposition of any Lien upon any properties of the Company, the Guarantor or any Subsidiary of the Company, other than those permitted by this Agreement.

     3.4 Binding Obligations. This Amendment and the Credit Agreement and the other Loan Documents constitute legal, valid and binding obligations of the Company and its Subsidiaries and the Guarantor, to the extent each is a party thereto, enforceable against the Company and its Subsidiaries and the Guarantor, to the extent each is a party thereto, in accordance with their respective terms, except as may be limited by any bankruptcy, insolvency, moratorium or other similar laws or judicial decisions affecting creditors' rights generally and general principles of equity whether considered at law or in equity.

     4. EFFECT OF AMENDMENT.

     This Amendment shall be deemed to be an amendment to the Credit Agreement, and the Credit Agreement, as amended hereby, is hereby ratified, approved and confirmed in each and every respect. All references to the Credit Agreement in any other document, instrument, agreement or writing shall hereafter be deemed to refer to the Credit Agreement as amended hereby.

     5. GOVERNING LAW, SEVERABILITY, ETC.

     THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE APPLICABLE LAWS (OTHER THAN THE CONFLICT OF LAWS RULES) OF THE STATE OF TEXAS AND THE UNITED STATES OF AMERICA FROM TIME TO TIME IN EFFECT. Whenever possible, each provision of this Amendment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Amendment shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Amendment.

     THIS WRITTEN AMENDMENT AND THE CREDIT AGREEMENT AS AMENDED BY THIS AMENDMENT REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

     THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

     6. MISCELLANEOUS.

     6.1 Successors and Assigns. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

     6.2   Counterparts.   This  Amendment  may  be  executed  in  one  or  more
counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     6.3 Effectiveness. This Amendment shall become effective when (i) counterparts hereof executed on behalf of the Company and the Majority Banks (or notice thereof satisfactory to the Agent) shall have been received by the Agent, and (ii) notice thereof shall have been given by the Agent to the Company and each Bank.


     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the day and year first written above.

                   OCEAN ENERGY, INC., a Texas corporation


              By:
            Name:   Stephen A. Thorington
           Title:   Senior Vice President, Finance, Treasury
                      and Corporate Development

             CREDIT SUISSE FIRST BOSTON, as a Bank and as
              Administrative Agent and Auction Administrative Agent


         By:
       Name:
      Title:


         By:
       Name:
      Title:


            BANK OF AMERICA, N.A., as a Bank and as Syndication Agent


         By:
       Name:
      Title:

            CHASE BANK OF TEXAS, NATIONAL ASSOCIATION, as a
                Bank and as Documentation Agent


         By:
       Name:
      Title:


            THE BANK OF NEW YORK, as a Bank


        By:
      Name:
     Title:

           THE SANWA BANK, LIMITED, as a Bank


        By:
      Name:
     Title:



            SOUTHWEST BANK OF TEXAS, N.A., as a Bank


        By:
      Name:
     Title:

                               Exhibit D - Page 2

                                    Exhibit D

                                     Form of

                             Compliance Certificate

     The undersigned, the ___________________ of OCEAN ENERGY, INC., a Texas corporation (the "Company"), hereby certifies that he is authorized to execute this certificate on behalf of the Company, pursuant to the 364-Day Credit Agreement (the "Credit Agreement"), dated as of November 9, 1999, by and among the Company, CREDIT SUISSE FIRST BOSTON, as Administrative Agent for the Banks ("Administrative Agent"), CREDIT SUISSE FIRST BOSTON, as Auction Administrative Agent for the Banks, BANK OF AMERICA, N.A., as Syndication Agent for the Banks, and CHASE BANK OF TEXAS, NATIONAL ASSOCIATION, as Documentation Agent for the Banks, and the Banks therein named, as amended; and that a review of the Company and its Subsidiaries has been made under his supervision with a view to determining whether the Company and its Subsidiaries have fulfilled all of their respective obligations under the Credit Agreement and the other Loan Documents; and on behalf of the Company further certifies, represents and warrants that to his knowledge, after due inquiry (each capitalized term used herein having the same meaning given to it in the Credit Agreement unless otherwise specified):

As of                                  , ______:

     (a) The Company and its Subsidiaries have fulfilled their respective obligations under the Credit Agreement and the other Loan Documents as each applies after giving effect to any amendments, consents and/or waivers that may be in effect from time to time.

     (b) Except for the facts heretofore disclosed to the Administrative Agent under the Credit Agreement in writing, which facts (I) are not materially more adverse to the Company and its Subsidiaries or any other Obligor, (II) do not materially decrease the ability of any Agent or any of the Banks to collect the Obligations as and when due and payable and (III) do not materially increase the liability of the Agents or any of the Banks, in each case compared to those facts existing on the date hereof and the material details of which have been set forth in the Financial Statements delivered to the Administrative Agent under the Credit Agreement prior to the date hereof or in the Disclosure Statements provided for in the Credit Agreement, and except for the representations set forth in the Loan Documents which, by their terms, are expressly (or by means of similar phrasing) made as of the date of the Credit Agreement, only, the representations and warranties made in each Loan Document are true and correct in all material respects on and as of the time of delivery hereof, with the same force and effect as if made on and as of the time of delivery hereof.

     (c) The Financial Statements delivered to the Administrative Agent under the Credit Agreement concurrently with this Compliance Certificate have been prepared in accordance with GAAP consistently followed throughout the period indicated and fairly present, in all material respects, the consolidated financial condition and results of operations of the applicable Persons as at the end of, and for, the period indicated (subject, in the case of quarterly Financial Statements, to normal changes resulting from year-end adjustments).

     (d) No Default has occurred and is continuing. In this regard the compliance with the provisions of Sections 10.7 and 10.9 of the Credit Agreement is as follows:

     (i) Section 10.7 of the Credit Agreement - Total Leverage Ratio

         Total Debt               (1)    $__________

         EBITDAX                  (2)    $__________

         Total Leverage Ratio (1)/(2)   ________

     Note: Must be no greater than 3.75 to 1.00.

     (iii) Section 10.9 of the Credit Agreement - Minimum Consolidated Net Worth

          Preferred stock (if any), par value of common stock, capital in excess of par value of common stock and retained earnings of Company and its Restricted Subsidiaries (1) $__________

          Less treasury stock (if any), goodwill, cost in excess of fair value of net assets acquired and all other assets that are properly classified as intangible assets of Company and its Restricted Subsidiaries (2) $__________

          Plus any expenses associated with the Merger occurring prior to December 31, 1999 and not in excess of $30,000,000 in the aggregate, and the amount of noncash write downs of long-lived assets in compliance with GAAP or SEC guidelines (3) $__________

          Plus or minus, as appropriate, any extraordinary or non-recurring net gains or losses together with any related provision for taxes on such gain or loss, realized in connection with any extraordinary or nonrecurring gains or losses (4) $__________

          Plus  or  minus,  as   appropriate,   foreign   currency   translation
          adjustments applicable to Company and its Restricted Subsidiaries (5) $__________

          Consolidated Net Worth
           [(1) - (2) + (3) +/- (4) +/- (5)] $__________

          Consolidated Net Worth Requirement Initial Amount
           (i) $770,000,000

          Plus 50% of the sum of Company's and its Restricted Subsidiaries consolidated net income for each fiscal quarter beginning with the calendar quarter ending March 31, 1999 (ii) $__________

          Plus 50% of the net cash proceeds received by the Company and its Restricted Subsidiaries from the issuance of any common stock, preferred stock or other equity for each fiscal quarter beginning with the calendar quarter ending March 31, 1999. (iii) $__________

          Total CNW Requirement [(i) + (ii) + (iii)]        $__________

          Note: Consolidated Net Worth must be equal to or greater than the Total CNW Requirement

     (f) There has occurred no Material Adverse Effect since the date of the most recent Financial Statements delivered to the Banks.

     (g) The following Letters of Credit are issued and currently outstanding:

                  Issuer:
                  Beneficiary:
                  L/C No.:
                  Amount:
                  Date of Issue:
                  Expiration:

DATED as of ____________________, ____.

               OCEAN ENERGY, INC.


          By:
        Name:
       Title: